Exhibit 10.1
Amendment No. 7 to the
Credit Card Program Agreement
This Amendment No. 7 to the Credit Card Program Agreement (the “Seventh Amendment”) is entered into as of November 18, 2022 (the “Seventh Amendment Signing Date”) and, except as otherwise expressly stated herein, effective as of November 1, 2022 (the “Seventh Amendment Effective Date”), by and between Nordstrom, Inc., a Washington corporation with its principal offices in Seattle, Washington (“Company”) and TD Bank USA, N.A., a national banking association with its principal offices in Wilmington, Delaware (“Bank”).
WHEREAS, effective May 25, 2015, Company, Bank and Nordstrom fsb, a federal savings bank with its principal offices in Scottsdale, Arizona (“Company Bank”) entered into that certain Credit Card Program Agreement, as amended by First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment (each, as defined below) (cumulatively, and as otherwise amended to date, the “Agreement”);
WHEREAS, effective as of July 31, 2017, Company, Bank and Company Bank entered into that certain Amended and Restated Amendment No. 1 to the Credit Card Program Agreement (“First Amendment”), which, among other things, removed Company Bank as a party to the Agreement;
WHEREAS, effective as of September 11, 2019, Company and Bank entered into that certain Amendment No. 2 to the Credit Card Program Agreement (“Second Amendment”), which, among other things, included the parties’ agreement for Bank to assume Lockbox and ACH collections;
WHEREAS, effective as of April 21, 2020, Company and Bank entered into that certain Amendment No. 3 to the Credit Card Program Agreement (“Third Amendment”), which, among other things revised the daily settlement report and monthly settlement report;
WHEREAS, effective as of June 5, 2020, Company and Bank entered into that certain Amendment No. 4 to the Credit Card Program Agreement (“Fourth Amendment”), which, among other things, addressed Account terms and pricing, revenue sharing, servicing transfer and risk management issues;
WHEREAS, effective as of July 21, 2021, Company and Bank entered into that certain Amendment No. 5 to the Credit Card Program Agreement (“Fifth Amendment”), which, among other things, addressed the merchant discount and service level standards;
WHEREAS, effective as of November 9, 2022, Company and Bank entered into that certain Amendment No. 6 to the Credit Card Program Agreement (“Sixth Amendment”), which, among other things, provided Company with the option to extend the period during which it may arrange for the evaluation of and purchase of the Program Assets in the event that this Seventh Amendment was not entered into;
WHEREAS, the parties hereto have agreed to further amend the Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.Relationship to Agreement.
(a)The Agreement, as amended immediately prior to the Seventh Amendment Effective Date, shall govern the respective rights, obligations and liabilities of Company and Bank with respect to any events occurring in connection with the Program prior to the Seventh Amendment Effective Date.
(b)Except as otherwise stated in this Seventh Amendment, all terms and conditions of the Agreement shall remain in full force and effect and all rights and obligations of Company or Bank pursuant to the terms of the Agreement or otherwise agreed between parties shall remain in full force and effect.
(c)In the event of any conflict between this Seventh Amendment and the Agreement, this Seventh Amendment shall govern.
(d)Unless otherwise expressly stated, each of the provisions set forth herein shall be effective as of the Seventh Amendment Effective Date.
(e)Unless otherwise expressly stated, all references to a Section, Schedule or Attachment herein shall be deemed to refer to a Section, Schedule, or Attachment of this Seventh Amendment.
2.Definitions.
(a)The following terms are added to Section 1.1 of the Agreement in their appropriate alphabetical places.
(i)“Infrastructure Innovation Fund” has the meaning set forth in Section 3.7(a).
(ii)“Overlap Period” means, if Company delivers a timely Purchase Notice and Company exercises its right under clause (a) of Schedule 2.5 to permit the Nominated Purchaser to issue a Credit Card bearing the Company Licensed Mark or other mark using the Company name prior to the Program Purchase Date, the period commencing on the date the Nominated Purchaser commences issuing such Credit Card and ending on the earlier of (x) the Program Purchase Date; or (y) the expiration of the Purchase Option if the Nominated Purchaser fails to consummate the purchase of the Program Assets in accordance with the timeframes set forth in Section 15.2(c) of the Agreement.
(iii)“Overlap Plan” has the meaning set forth in clause (a) of Schedule 2.5.
(iv)“Platform Presentation” has the meaning set forth in Section 4.13(b).
(v)“Program Extension Enhancement Fund” has the meaning set forth in Section 3.7(b).
(vi)“Repayment Amount” has the meaning set forth in Schedule 8.4.
(vii)“Repayment Event” has the meaning set forth in Schedule 8.4.

(viii)“Servicing Platform” means a consumer credit card servicing platform that includes, at a minimum: (a) the ability to perform the Servicing functions performed by Company with respect to the Program as of January 1, 2025 and (b) the Servicing functions set forth in Schedule 4.13(b).
(ix)“Seventh Amendment” means that certain Amendment No. 7 to the Credit Card Program Agreement entered by Bank and Company with the Seventh Amendment Effective Date as of November 1, 2022.
(x)“Seventh Amendment Signing Date” has the meaning set forth in the Seventh Amendment.
(xi)“SOFR” means, with respect to each date of determination, the rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at https://www.newyorkfed.org/markets/reference-rates/sofr (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time) with respect to each such date, and in each such case determined on a daily basis with respect to each day during which any overpayment or underpayment by any party of amounts owed under this Agreement remains outstanding and unremedied.
(b)The definition of “Program Assets” in Schedule 1.1 of the Agreement is deleted and replaced with the following:
“Program Assets” means the Accounts (including Accounts written off and not sold prior to the Termination Date); all rights under the Account Documentation; the Cardholder List and Cardholder Data; all Cardholder Indebtedness (subject to Section 17.2), but, to the extent set forth in Section 15.2(d), excluding the Existing Receivables except to the extent otherwise provided in such Section; all BINs, unique Account identifiers and associated encryption keys relating to the Accounts, Account credentials (solely if such Account credentials are used solely to access Accounts and, if applicable, other products or services offered by or associated with Company, and not any other product or service offered by or through Bank, including any product or service of a third party offered through Bank), banking information for payments on Accounts, and Account settings (e.g., autopay, payment date); and all rights, claims, credits, causes of action and rights of set-off against third parties to the extent relating to the Accounts (in each case, whether held by Bank or another Person), but excluding any direct contract rights under agreements not being assigned to Company or its Nominated Purchaser. To the extent there is other technology or data reasonably necessary or actually employed to enable use of the BINs or unique Account identifiers or to minimize Cardholder disruption in connection with the transition of the Program to a Nominated Purchaser, the parties shall reasonably cooperate to include such technology or data in the

Program Assets, unless such inclusion would negatively impact Bank’s offering or support of its own products and services other than Accounts; provided that Bank shall make reasonable efforts to resolve such negative impact.
3.Term Extension.
(a)Section 14.1 of the Agreement is deleted in its entirety and replaced with the following:
This Agreement shall continue in full force and effect from the Effective Date through September 26, 2026 (the “Initial Term”) unless earlier terminated as provided herein. The Agreement shall renew automatically without further action of the parties for successive two (2) year terms (each a “Renewal Term unless (a) Bank provides written notice of non-renewal at least eighteen (18) months or (b) Company provides written notice of non-renewal at least twelve (12) months, in each case, prior to the expiration of the Initial Term or current Renewal Term, as the case may be.
4.Financials.
(a)The following is added as a new Section 8.4 of the Agreement:
The parties shall make such payments to each other as set forth in Schedule 8.4.
(b)Schedule 7.3 of the Agreement is deleted in its entirety and replaced with Attachment A hereto.
(c)Schedule 7.3(b) of the Agreement is deleted in its entirety and replaced with Attachment B hereto.
(d)The definition of “Bank Share of Net Credit Card Revenue” in Schedule 8.1 of the Agreement is deleted in its entirety and replaced as set forth in Attachment C hereto.
(e)Attachment D hereto is added as a new Schedule 8.4 of the Agreement.
5.Program Resources.
(a)The provisions set forth in Attachment E hereto shall be added as new Sections 3.2(e), 3.3(d)(ix), 3.7 and 4.5(c) of the Agreement, as set forth therein.
6.Bank Card Servicing Platform.
(a)The provision set forth in Attachment F hereto is added as a new Section 4.13(b) of the Agreement.
(b)Attachment G is added as a new Schedule 4.13(b) of the Agreement.

7.Other Amendments to Program Agreement.Clause (a) of Schedule 2.5 of the Agreement is deleted in its entirety and replaced with Attachment H hereto.
(b)Section 3.3(g) of the Agreement is deleted in its entirety and replaced with the following:
The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of the Program; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the parties agree should be reviewed by the Executive Committee. Each party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its designees. All decisions of the Executive Committee shall be unanimous decisions of both Executive Committee members. Both members of the Executive Committee shall be present at each meeting thereof. The Executive Committee is under no obligation to meet, but shall meet (in person or via video or telephone conference) at the request of either party by delivery of at least five (5) Business Days prior notice to the other member of the Executive Committee, which notice shall specify the purpose for such meeting. At any Executive Committee meeting, the Operating Committee may be invited to attend a portion of the meeting to present on such matters as either party may request. Except to the extent expressly provided in this Agreement, the Executive Committee shall determine the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings.
(c)If Company is considering making a change to its Systems or the system of its processor or other subcontractor, including Zoot, that will result in a material change to Program operations or Servicing, prior to implementing such change, Company shall notify Bank of the considered change, and information and documentation describing the reason for such change shall be presented to the Operating Committee. The Operating Committee, or their designees, shall cooperate in good faith to develop System project test plans, review the results of any such tests and all other project related documentation and Company shall provide to Bank all key project planning, testing and implementation documents and shall provide Bank a reasonable opportunity to participate in all key project planning, testing and implementation meetings with respect to such change. The Operating Committee shall review such information and documentation to confirm that the changes comply with Applicable Law and are unlikely to result in a material increase in Program operational errors or other material adverse impact on Cardholders or the Program; provided that this provision shall not provide Bank or the Operating Committee with approval rights over such change, and any dispute between Company and Bank with respect to such change shall be governed by the applicable dispute resolution terms of this Agreement.
(d)Section 9.2(b) of the Agreement is deleted in its entirety and replaced with the following:
Termination of License. The licenses granted in Section 9.1 shall terminate on the Termination Date; provided that (i) if the

Purchase Option under Section 15.2 is exercised (and Company or its Nominated Purchaser thus owns the Program Assets) then such licenses shall continue for a six (6) month period following the Termination Date to the extent necessary for winding down the operation of the Program in a manner consistent with the terms of this Agreement and with past practice, including the right to continue to use Bank Licensed Marks on the credit card plastics during such sixth month period and (ii) if the Purchase Option is not exercised (and Bank thus continues to own the Program Assets), then such licenses shall extend until the end of the Interim Servicing Period solely to the extent necessary to permit the parties to exercise their respective rights and obligations under this Agreement, and otherwise clause (b) of Schedule 15.3 shall govern Bank’s use of the Company Licensed Marks. Upon such termination of these licenses, as provided in this Section 9.2(b), all rights of Company to use the Bank Licensed Marks and Bank to use Company Licensed Marks shall terminate (including all sublicenses granted pursuant to the terms of Section 9.1). Upon the termination of the licenses granted in Section 9.1, all previously licensed rights in the Company Licensed Marks and Bank Licensed Marks shall revert to Company and Bank, respectively, and Company and Bank shall: (A) discontinue immediately all use of the Bank Licensed Marks and Company Licensed Marks, or any of them, and any colorable imitation thereof; and (B) at Company’s or Bank’s option, delete the Bank Licensed Marks or Company Licensed Marks from or destroy all unused Account Documentation, materials, displays, advertising and sales literature and any other items bearing any of the Bank Licensed Marks or Company Licensed Marks. Notwithstanding anything herein, each party shall have the right at all times after the Termination Date to use the other party’s trademarks (i) in a non-trademark or “fair use” manner (provided that such use does not convey or suggest or is not reasonably likely to suggest that the parties are still participating in the Program) or as required to comply with Applicable Law; or (ii) on any archival legal documents, business correspondence and similar items that are not consumer-facing.
(e)The following is added as a new Section 12.3 of the Agreement:
At all times during the Term, Company shall have the right to use BINs owned by Bank to process and settle transactions initiated with Debit Accounts; provided that no new Debit Accounts using such BINs shall be established (other than in connection with lost or stolen access devices) during the Term unless mutually agreed by the Parties. Company shall not sell or transfer the Debit Accounts without Bank’s prior written consent if the Debit Accounts will continue to use such BINs to process and settle such transactions following such sale or transfer. Subject to the Network Rules and any required consent or approval of the applicable Network, at Company’s cost and expense (unless such transfer occurs as part of the transfer of the Program Assets to the Nominated Purchaser), at Company’s request Bank will cooperate to transfer any and all right to such BINs to any Person selected by Company, provided that if Company fails to designate a transferee and facilitate such transfer prior to the Termination Date, Bank may terminate such BINs as of or after the Termination Date, in its discretion.
(f)Section 15.2(l) of the Agreement is deleted in its entirety and replaced with the following:
Notwithstanding anything to the contrary in this Agreement, if Company exercises its right to purchase or select a Nominated Purchaser to purchase the Program Assets, Company shall have the right to communicate with Cardholders regarding the new Credit Card program during the period beginning the earlier of ninety (90) days prior to (i) the Termination Date or (ii) the beginning of the Overlap Period, if applicable, (and not prior thereto); provided that in no event will any solicitation be made to any Cardholders pursuant to the new Credit Card program prior to the Termination Date.
(g)Clause (f) of Schedule 15.2 of the Agreement is deleted and replaced as set forth in Attachment I hereto.
(h)Within one hundred eighty (180) days after the Seventh Amendment Signing Date, the parties shall jointly review the Agreement for appropriate updates and work in good faith to make such updates as mutually agreed, including to the following Sections: Sections 2.5, 4.15, 4.16, 6.2 and Schedule 4.12(a), Schedule 4.15, Schedule 6.1(c)(i), and Schedule 6.2(b).
(i)The Agreement is amended by (i) deleting the definition of “LIBOR” in Section 1.1. of the Agreement and (ii) deleting each instance of “LIBOR or a substantially similar benchmark rate” in the Agreement and replacing each instance with “SOFR”.
(j)Schedules 1.1(a)(iii), 1.1(a)(iv), 3.2(b)(i) and 3.3(b) are deleted in their entirely and replaced with the applicable schedules set forth in Attachment J.
(a)Except with respect to matters of which Bank has Knowledge as of the Seventh Amendment Effective Date, Company makes each of the following representations as of the Seventh Amendment Effective Date:
(i)Neither Company nor any of its Affiliates nor, to the best of its Knowledge, any subcontractors performing material Program services or functions is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Company Material Adverse Effect, nor has Company received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Company Material Adverse Effect.
(ii)No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Company’s Knowledge, threatened against Company or its Affiliates or, to the best of Company’s Knowledge, their subcontractors that provide material services to the

Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government, or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither Company nor any of its Affiliates performing servicing functions is the subject of any action by a Governmental Authority and none of such Persons is subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has had, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.
(b)Except with respect to matters of which Company has Knowledge as of the Seventh Amendment Effective Date, Bank makes each of the following representations as of the Seventh Amendment Effective Date:
(i)Neither Bank nor any of its Affiliates, nor to the best of its Knowledge, any of its subcontractors performing material Program services is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Bank Material Adverse Effect, nor has Bank received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Bank Material Adverse Effect.
(ii)No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates or, to the best of Bank’s Knowledge, their subcontractors (excluding Company) that provide material services to the Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Bank Material Adverse Effect. Bank, further, is not the subject of any action by a Governmental Authority and is not subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has, or if adversely determined, would reasonably be expected to have, either a Bank Material Adverse Effect.
9.Cooperation. In addition to the express undertakings of the parties pursuant to this Seventh Amendment, the parties shall work cooperatively and in good faith to implement such additional changes to the Program that are necessary to facilitate the intended effects of the provisions of this Seventh Amendment.Counterparts. This Seventh Amendment may be executed in any number of counterparts, each of which shall constitute one and the same instrument. Any facsimile or PDF emailed version of an executed counterpart shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Seventh Amendment to be duly executed on the Seventh Amendment Signing Date.
NORDSTROM, INC.
By:    /s/ Erik Nordstrom
Name:    Erik Nordstrom
Title:    Chief Executive Officer
TD BANK USA, N.A.
By:    /s/ David Swift
Name:    David Swift
Title:    SVP, Head of Partnership Programs